Exhibit 10.8

TPG BIOTECH DRAFT 6/1/06

[                    ], 2006

PRIVATE & CONFIDENTIAL

Robert F.G. Booth Ph.D.

[Home address]

Dear Dr. Booth:

As you know, TPG Biotechnology Partners II, L.P. (the “Fund”) intends to make a controlling investment in Virobay, Inc. (the “Company”). The Fund agrees that, to the extent it makes a controlling investment in the Company, you will be the Executive Chairman of the Company. Your starting base salary will be $225,000 per annum, which will be subject to customary withholdings and will be payable in accordance with the Company’s customary payroll practices.

You will be entitled to receive an equity interest in the Company to the extent you materially contribute to the Fund’s investment of such company. Your initial equity interest in the Company will be in stock options representing 2.5% of the total equity of the Company on a fully diluted basis. Your participation in the equity of the Company will be subject to the terms and conditions of any equity participation and incentive plans established by the Company from time to time. Specifically, the vesting schedule will be over four years. In addition, you will receive 100% accelerated vesting on a change of control situation with a double trigger.

This offer of employment does not constitute an employment contract, and if you accept this offer, your employment with the Company will be “at will.” This means your employment will not be for a specific term and, but rather your employment will be terminable at any time by you or the Company with or without reason or notice.

If the foregoing is acceptable to you, please execute both copies of this letter agreement, retain one copy for your file, and return the other copy to the undersigned.

Very truly yours,

TPG BIOTECHNOLOGY PARTNERS II, L.P.
By:	TPG Biotechnology GenPar II, L.P.,
its General Partner
By:	TPG Biotech Advisors II, LLC,
its General Partner

By:
David A. Spuria, Vice President

AGREED AND ACCEPTED:

, 2006

/s/ Robert F. G. Booth
Robert F.G. Booth Ph.D.